NONBINDING TERM SHEET OF DIVERSIFIED CONSULTANTS

This Non-Binding Term Sheet (the “Term Sheet”) constitutes a commitment by the Parties hereto to negotiate in good faith and to enter into one or more definitive agreements as set forth herein. The terms and conditions of the potential transaction described below are not limited to those set forth herein. Matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the parties.

Effective Date: August, 31, 2023

Parties: Diversified Consultants, a Nevada corporation (“Licensee”) and Bravo Multinational Incorporated, a Wyoming corporation (“Licensor”).

Subject Matter:

Licensor desires to license from Licensee a worldwide, exclusive right to develop and commercialize TVEE-NOW which shall include an option to purchase TVEE-NOW in its entirety subject to the terms to be determined as stated herein and further negotiated and Licensee agrees to license TVEE-NOW and grant Licensor an option to purchase TVEE-NOW in its entirety for such terms (the “Transaction”). The Parties intend to close this transaction within ninety (90) days, or such other date as mutually agreed by the parties in writing.

Definitive Agreements:

The Transaction will subject to negotiation of definitive documentation customary for a transaction of this nature (“Definitive Documents”), including but not limited to an Exclusive Worldwide Licensing Agreement and a Purchase Option Agreement. The Definitive Documents will contain representations, warranties and covenants that are customary for transactions of this nature. The Definitive Documents will require that the consummation of the Transaction will be subject to the satisfaction of various conditions required prior to closing as are customary for transactions of this nature.

1. Consideration and Payment Terms.

a. Signing Fee. Licensor to pay Licensee a signing fee of $250,000 (“Signing Fee”), which may be payable in cash or a number of shares of Bravo Multinational common stock equal to the Signing Fee divided by the VWAP (as defined below) as of execution date of the Definitive Documents.

b. Annual Royalties from License.

i. Licensor to pay Licensee a minimum annual royalty of 5% of annual gross revenues, (“Annual Royalty Payment”). Annual royalty payment may be payable in cash or a number of shares of Bravo Multinational common stock (BRVO.OTC) equal to the Annual Royalty Payment divided by the VWAP as of December 31st of the year for which the Annual Royalty Payment is applicable and due.

c. For purposes herein, the term “VWAP” shall mean for any date, the price determined by the first of the following clauses that applies:

i. If the Common Stock is then listed for trading on the OTC Markets or a United national securities exchange (as applicable, the “Trading Market”), then the volume-weighted average (rounded to the nearest $0.0001) of the closing price of Common Stock on such Trading Market during the 90 Trading Day (as defined below) period immediately prior to the applicable measurement date, as reported by such Trading Market or other reputable source;

ii. if the Common Stock is not then listed or quoted for trading on a Trading Market, and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; and

iii. if the VWAP cannot be calculated for such security on such date on bases as set forth in Section 3(f)(i) or Section 3(f)(ii), the VWAP of such security on such date shall be the fair market value of such security as mutually determined in good faith by the Licensee Board and the Licensor after taking into consideration factors they may each deem appropriate.

d. All such determinations of the VWAP as set forth in Section 1(c)(i) or Section 1(c)(ii) shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization, or other similar transaction during such period.

e. For purposes herein, “Trading Day” means any day on which the Common Stock (or any replacement security pursuant to Section 1(i)) is traded on the Trading Market or is otherwise reported on “pink sheets” by OTC Markets Group Inc. or a similar organization or agency succeeding to its functions of reporting prices.

f. If, at any time prior to the determination of the VWAP, there shall be any merger, consolidation, or an exchange of shares, recapitalization or reorganization pursuant to a merger or consolidation, or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Licensor or another entity, or in case of any sale or conveyance of all or substantially all of the assets or more than 50% of the total outstanding shares of the Licensor other than in connection with a plan of complete liquidation of the Licensor, then the Licensee shall thereafter have the right to receive, if otherwise applicable hereunder, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock, such replacement stock, securities or assets, with equitable adjustments being made thereto with respect to the VWAP, as determined by the Licensor and the Licensee, and in the event that the shares of Common Stock shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Licensor or another entity any references herein to the Common Stock, whether standing alone or as a part of another defined term, shall be deemed a reference to such replacement stock or securities.

2. Purchase Option. Licensee shall have the right, after making two Annual Royalty payments to Licensor, to purchase up to 100% of TVEE-NOW for a price based on 6x the trailing twelve month gross revenues of TVEE-NOW (“Purchase Price”), in cash or for a number of shares of Bravo Multinational common stock equal to the Purchase Price divided by the VWAP as of the date of Licensor’s written acceptance of a notice, in writing, of Licensee’s intent to enter into such purchase.

3. Conditions to Closing. Execution of Definitive Agreements relating to the Transaction is subject to certain conditions precedent including: (i) the satisfaction of Licensor, in its sole discretion, of a due diligence investigation into TVEE-NOW, its operations and its assets, including but not limited to technical, intellectual property, financial, accounting and tax, and legal due diligence; (ii) the approval of Licensor’s Board of Directors; and (iii) satisfaction of customary conditions to closing, including without limitation receipt of necessary government or third-party approvals. Additionally, the Definitive Documents shall be negotiated and include customary representations and warranties for a transaction of this nature, including, without limitation, regarding the ownership, free of all encumbrances, of the copyrights and other applicable rights in and to, or otherwise associated with the TVEE-NOW content and brand.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada, without reference to principles of conflicts of laws. Any action or proceeding brought for the purpose of enforcement of any term or provision of this Agreement shall be brought only in the Federal or state courts sitting in the State of Nevada, Clark County and the parties hereby waive any and all rights to trial by jury.

5. Expenses. Each of the Parties will be responsible for its own fees, costs and expenses (including any fees and expenses of their legal or accounting representatives, bankers or brokers) incurred in connection with this Term Sheet, the discussions, the Definitive Documents or otherwise the proposed Transaction.

6. Exclusivity. As of the date of execution of this Term Sheet, Licensor agrees to enter an “Exclusivity Period” with respect to the licensing or sale of TVEE-NOW. The Exclusivity Period shall continue through such date that the Definitive Documents are executed and the transaction contemplated in this Term Sheet and the Definitive Documents is completed. During this period Seller shall not, and shall cause each of its directors, officers, employees, stockholders, affiliates, agents, advisors and other representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of, or respond to, any expression of interest, inquiry, proposal or offer from any person or entity relating to the licensing or acquisition of any material part or assets of TVEE-NOW, joint venture, exclusive license, liquidation, recapitalization, reorganization, or any similar transaction involving TVEE-NOW or its assets, except as approved by Licensee in writing in advance. Licensor agrees to notify Licensee immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and the details of such proposal, offer, inquiry or contact including the identity of the potential buyer and/or investor and terms of such proposal.

7. Disclosure. Licensor shall have the right to disclose the Term Sheet and the contents thereof in (i) Licensor’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other required SEC filings, such as Form 10-K annual reports and Form 10-Q quarterly reports, and (ii) Licensor’s press release about the Term Sheet and the transactions contemplated by the Term Sheet.

8. Non-Binding. This term sheet merely represents our present understanding with respect to the intended transaction described herein and is not binding upon and creates no rights, either expressed or implied, in favor of any party, except that this Section and the Sections entitled “Exclusivity”, “Expenses”, and “Governing Law” shall be binding upon the parties subject thereto.

Executed this 31th day of August 2023.

LICENSEE

By: Diversified Consultants Inc.

By:	/s/ Wayne Jeffries
Name: Wayne Jeffries
Title: Managing Partner
Date: August 31, 2023

LICENSOR By: Bravo Multinational Inc.

By:	./s/ Kayla Slick
Name: Kayla Slick
Title:COO/Director
Date: August 31, 2023